Exhibit 10.2.26

CAPITAL ONE FINANCIAL CORPORATION
2004 Stock Incentive Plan
Restricted Stock Unit Award Agreement

No. of Units: 81,306

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated January 31, 2022 (the “Date of Grant”), between CAPITAL ONE FINANCIAL CORPORATION, a Delaware corporation (“Capital One” or the “Company”), and NEAL BLINDE (“you”), is made pursuant and subject to the provisions of the Company’s 2004 Stock Incentive Plan, as amended and restated (the “Plan”), and all capitalized terms used herein that are defined in the Plan shall have the same meaning given to them in the Plan unless otherwise defined herein. For purposes of this Agreement, “Employer” means the entity (i.e., Capital One, Subsidiary or Affiliate) that employs you.

WHEREAS, Article 8 of the Plan provides for the award from time to time in the discretion of the Committee of Restricted Stock Units, representing shares of common stock of Capital One, $.01 par value per share (“Common Stock”), the vesting and issuance of which is subject to continued employment with Capital One or its Subsidiaries or Affiliates (as applicable) or other conditions;

W I T N E S S E T H :

1.    Grant of Restricted Stock Units. Capital One hereby grants to you 81,306 Restricted Stock Units (the “Restricted Stock Units”). The Restricted Stock Units shall vest, and the underlying shares of Common Stock (such underlying shares, the “Shares”) shall be issuable, only in accordance with the provisions of this Agreement and of the Plan.

2.    Issuance of Common Stock.

(a)    Vesting. Except as provided in Sections 2(b), 2(c) and 2(d) below and to the extent not previously vested or forfeited as provided herein, the Restricted Stock Units shall vest, and the Shares shall according to the following schedule:

Fifty percent of the Restricted Stock Units on January 31, 2023
Thirty percent of the Restricted Stock Units on January 31, 2024
Twenty percent of the Restricted Stock Units on January 31, 2025

Each of the immediately above dates shall be a “Scheduled Vesting Date.”

(b)    Effect of Termination of Employment.

(i)    Except as provided in Section 2(b)(ii), 2(b)(iii), 2(b)(iv), 2(b)(v) and 2(d), upon your termination of employment with your Employer for any reason prior to the Scheduled Vesting Date of such Restricted Stock Units, all Restricted Stock Units shall immediately be forfeited (to the extent not previously vested or forfeited as provided herein). For the avoidance of doubt, a transfer of employment to an affiliate of Capital One shall not constitute a termination of employment for purposes of this Section 2(b).

(ii)    Upon your termination of employment with your Employer as a result of your death or Disability, the Restricted Stock Units shall immediately vest, and the Shares shall be issuable in accordance with this Agreement, upon such termination of employment (to the extent not previously vested or forfeited as provided herein).

(iii)    Upon your termination of employment with your Employer as a result of Retirement, the Restricted Stock Units shall continue to vest on the Scheduled Vesting Dates (to the extent not previously vested or forfeited as provided herein). Notwithstanding any other provision of this Agreement to the contrary, if your employment with your Employer is terminated as a result of your violation of law or of Company policies or procedures as determined by Capital One, including but not limited to the Capital One Code of Conduct, or if Capital One determines after your termination of employment that your employment could have been terminated as a result of such a violation, such termination is not a Retirement for purposes of the Plan or this Agreement.

(iv)    Upon your termination of employment by your Employer in a manner that makes you eligible for severance compensation or benefits as set forth below in this Section 2(b)(iv), you will receive continued vesting of the Restricted Stock Units scheduled to vest on each of the Scheduled Vesting Dates as if a termination of employment had not occurred subject to (A) your execution of a separation agreement and/or general release of claims within a period of time as required by Capital One or your Employer (in a form as prescribed by Capital One or your Employer, a “Release”), (B) such Release becoming effective and irrevocable in accordance with its terms and (C) your continued compliance with the terms of such Release through each Scheduled Vesting Date. To the extent a Scheduled Vesting Date occurs prior to the expiration of the period of time Capital One or your Employer provides you to sign the Release, you shall be entitled to vesting of the applicable portion of your Restricted Stock Units on such Scheduled Vesting Date even if you have not yet executed the Release. For avoidance of doubt, such continued vesting shall immediately cease (and any then-unvested Restricted Stock Units shall be immediately forfeited) in the event that you violate the terms and conditions of the Release. For purposes of this Section 2(b)(iv), you will be considered to have experienced a termination of employment by your Employer in a manner that makes you eligible for severance compensation or benefits if (X) you are a U.S. associate and you are eligible to receive benefits under any applicable U.S. Capital One severance plan in place at the time of your termination of employment, (Y) you are a U.K. associate and experience a termination by mutual agreement or redundancy, or (Z) you are a Canadian associate and experience an involuntary termination of employment that qualifies for severance payments under local law.

(v)    Upon your termination of employment by you for Good Reason, as defined in Section 2(d)(iii) of this Agreement, the Restricted Stock Units shall continue to vest on the Scheduled Vesting Dates (to the extent not previously vested or forfeited as provided herein).

(c)    Vesting Schedule Upon Becoming Subject to Withholding.

(i)    Unless otherwise determined by the Committee or the independent members of the board of directors of the Company (the “Board”), as applicable, and to the extent permitted or required by law, Capital One may determine, in its sole discretion, (A) that you have become subject to withholding under applicable tax laws at a time when Restricted Stock Units are not otherwise vesting pursuant to Section 2, and (B) that a portion of the Restricted Stock Units shall vest, only and to the extent sufficient, if sold at Fair Market Value, on the date of such determination, to provide for the payment of any tax liability in accordance with applicable tax laws. The number of Restricted Stock Units vesting pursuant to the preceding sentence shall be rounded up to the nearest whole Restricted Stock Unit. It is understood that the remaining portion of the Restricted Stock Units shall continue to vest on the Scheduled Vesting Dates as provided herein (to the extent not previously vested or forfeited as provided herein).

(ii)    Notwithstanding any other provision of this Agreement to the contrary, Capital One and/or your Employer will take all necessary steps to withhold the amount determined pursuant to the immediately foregoing paragraph in satisfaction of any applicable tax withholding liability.

(d)    Effect of Change of Control.

(i)    Upon your termination of employment by your Employer without Cause or by you for Good Reason (each as defined below), in either case on or prior to the second anniversary of the occurrence of a Change of Control of Capital One, then, notwithstanding anything herein to the contrary, the Restricted Stock Units shall vest and the Shares (as may be adjusted in accordance with Section 4.4 of the Plan) shall be issuable in accordance with this Agreement immediately upon the occurrence of your termination of employment following such Change of Control (to the extent not previously vested or forfeited as provided herein); provided, however, that if the Restricted Stock Units are considered deferred compensation under Section 409A of the Code and not exempt from Section 409A of the Code as a short-term deferral or otherwise, and you are a “specified employee,” as defined in and pursuant to Reg. Section 1.409A 1(i) or any successor regulation, on the date of any such termination of employment without Cause or for Good Reason, you will not be entitled to such vesting prior to the earlier of (i) the date which is six months from the date of your “separation from service” (as defined in Reg. Section 1.409A 1(h) or any successor regulation) as a result of such termination and (ii) your death.

(ii)    For purposes of this Section 2(d), “Cause” shall mean any of the following reasons: (1) willful and serious misconduct in the performance of your duties including, without limitation, theft, falsification of documents, willful and material mistreatment of other employees, violence, drug or alcohol abuse in the workplace, conduct that violates Capital One’s written policies against discrimination and/or harassment, and serious acts of insubordination; (2) a material or repeated violation by you of any written code of conduct, business, compliance, or risk policy or standard of ethics generally applicable to all associates or to associates of your level at Capital One; (3) your conviction of a crime involving either moral turpitude or a breach of a duty of honesty, fiduciary duty, and/or good faith; (4) your conviction for any criminal offense for which Capital One excludes from employment any employee in a similar role or position. Poor performance shall not solely by itself be the basis of a Cause termination and no act or inaction based upon direction from the Chief Executive Officer or Board of Directors of Capital One or the advice of counsel to Capital One shall be the basis of a Cause termination for purposes of this repayment obligation. No action or inaction shall be treated as willful unless done or not done in bad faith and without a reasonable belief such action was in the best interests of the Company. You shall be given written notice of any event alleged to constitute Cause and not less than 30 days to cure, if curable.
(iii)    For purposes of this Section 2(d), “Good Reason” shall means without your express written consent the occurrence of one or more of the following: (1) a material diminution of your position, title, authorities, duties, reporting or responsibilities, (2) a material reduction in your base salary or your annual bonus or long-term incentive opportunity or (3) relocation of your principal place of business more than twenty-five (25) miles from the location set forth above, or (4) a material breach by Capital One or its affiliates of any of the terms of this Agreement or any other written agreement with you. You may terminate employment with Good Reason if (a) you provide Capital One with written notice of the event constituting Good Reason within thirty (30) days following your knowledge of such event, (b) Capital One fails to cure such event within thirty (30) days following such written notice, and (c) you terminate your employment within forty-five (45) days following the end of such 30-day cure period.

(iv)    You and your Employer shall take all steps necessary to ensure that any termination described in this Section 2(d) constitutes a “separation from service” within the meaning of Section 409A of the Code.

3.    Non-Transferability. Subject to the provisions of Section 2 hereof, the rights represented by the Restricted Stock Units shall not be assignable or transferable, or otherwise alienated or hypothecated, under any circumstances. Any purported or attempted transfer of such Restricted Stock Units or such rights shall be null and void and shall result in the immediate forfeiture and cancellation of the Restricted Stock Units.

4.    Modification and Waiver. Except as provided in the Plan with respect to determinations of the Board or the Committee and subject to the Committee’s right to amend the Plan, neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by you and Capital One; provided that changes, modifications and amendments not detrimental to you may be made in writing signed only by Capital One. No such agreement shall extend to or affect any provision of this Agreement not expressly changed, modified, amended, discharged, terminated or waived or impair any right consequent on such a provision. The waiver of or failure to enforce any breach of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

5.    Tax Withholding. Subject to Section 2(d), if you become subject to withholding under applicable tax laws, you agree to pay Capital One the amount required to be withheld by one or more of the following methods:

(a)    Capital One will automatically withhold the number of Shares having a Fair Market Value on the date the tax withholding obligation is to be determined equal to the amount required to be withheld (as determined pursuant to the Plan), rounded up to the nearest whole Share; or

(b)    by such other methods as Capital One may make available from time to time.

Further, if you are subject to any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan (“Tax-Related Items”) in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that Capital One and/or your Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

6.    Dividend Equivalents. With respect to the Restricted Stock Units, dividend equivalents shall be paid to you in cash as soon as is practicable after dividends are paid to holders of shares of Common Stock. Dividend equivalent payments shall be based on the total number of unvested Restricted Stock Units held as of the applicable dividend record date.

7.    Governing Law. This Agreement shall be governed by United States federal law and, to the extent not preempted thereby, by the laws of the State of Delaware. Capital One and you hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in any city or county of Delaware for resolution of any and all claims, causes of action or disputes arising out of this Agreement. You and Capital One agree that the court shall not set aside the Committee’s determinations unless there is clear and convincing evidence of bad faith or fraud.

8.    Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Agreement, except as provided otherwise herein, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

9.    Bound by Plan. In consideration of the grant of the Restricted Stock Units, you agree that you will comply with such conditions as the Committee may impose on the Restricted Stock Units and be bound by the terms of the Plan.

10.    Employment Status. This Agreement does not constitute a contract of employment nor does it alter your terminable at will status or otherwise guarantee future employment.

11.    Binding Effect. This Agreement shall be binding upon, enforceable against, and inure to the benefit of you and your legatees, distributees and personal representatives, and Capital One and its successors and assigns.

12.    Forfeiture Event. You agree to reimburse the Company with respect to the Restricted Stock Units to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Act or as otherwise required by law.

13.    Rights as a Stockholder. You shall have no rights of a stockholder with respect to the shares of Common Stock represented by Restricted Stock Units, including, but not limited to, the right to vote and to receive dividends, unless and until such shares of Common Stock are transferred to you pursuant to the Plan and this Agreement.

14.    Data Protection. You consent to the collection, processing and transfer (including international transfer) of your personally identifiable data in connection with the grant of the Restricted Stock Units and participation in the Plan.

15.    Severability. This Agreement shall be enforceable to the fullest extent allowed by law. In the event that any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, then that provision shall be reduced, modified or otherwise conformed to the relevant law, judgment or determination to the degree necessary to render it valid and enforceable without affecting the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement.

16.    Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

17.    Miscellaneous. In accepting the grant, you acknowledge and agree that:

(a)    this Agreement is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in a manner so as to comply therewith;

(b)    your obligations under this Agreement shall survive any termination of your employment with the Company for any reason;

(c)    any of the Company’s rights or remedies under this Agreement shall be cumulative and in addition to whatever other remedies the Company may have under law or equity;

(d)    any recovery by the Company under this Agreement will be a recovery of Restricted Stock Units to which you were not entitled under this Agreement and is not to be construed in any manner as a penalty;

(e)    the Company may, to the maximum extent permitted by applicable law and Section 409A of the Code, retain for itself funds or securities otherwise payable to you pursuant to this Agreement to satisfy any obligation or debt that you owe the Company, including any obligations hereunder. The Company may not retain such funds or securities until such time as they would otherwise be distributable to you in accordance with this Agreement;

(f)    the Company reserves the right to impose other requirements on the Restricted Stock Units, any Shares acquired pursuant to the Restricted Stock Units, and your participation in the Plan, to the extent Capital One determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the administration of the Restricted Stock Units and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing; and

(g)    Capital One from time to time distributes and makes available to associates disclosure documents, including a prospectus, relating to the Plan. You may also contact the HR Help Center to obtain copies of the Plan disclosure documents and the Plan. You should carefully read the Plan disclosure documents and the Plan. By accepting the benefits of this Agreement you acknowledge receipt of the Plan and the Plan disclosure documents and agree to be bound by the terms of this Agreement and the Plan. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Capital One or a third-party designated by Capital One.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed on their behalf.

CAPITAL ONE FINANCIAL CORPORATION

By: /s/ Jory Berson
Jory Berson
Chief Human Resources Officer

PARTICIPANT

By: /s/ Neal Blinde
Neal Blinde

BY ELECTRONICALLY ACCEPTING THE AWARD, YOU AGREE THAT (i) SUCH ACCEPTANCE CONSTITUTES YOUR ELECTRONIC SIGNATURE IN EXECUTION OF THIS AGREEMENT; (ii) YOU AGREE TO BE BOUND BY THE PROVISIONS OF THE PLAN AND THIS AGREEMENT; (iii) YOU HAVE REVIEWED THE PLAN AND THIS AGREEMENT IN THEIR ENTIRETY, HAVE HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO ACCEPTING THE AWARD AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THE PLAN AND THIS AGREEMENT; (iv) YOU HAVE BEEN PROVIDED WITH A COPY OR ELECTRONIC ACCESS TO A COPY OF THE PROSPECTUS FOR THE PLAN; AND (v) YOU HEREBY AGREE TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE UPON ANY QUESTIONS ARISING UNDER THE PLAN AND THIS AGREEMENT.

* * * * *